Exhibit 99.1

For Immediate Release	November 10, 2004

Crown Crafts, Inc. Reports Second Quarter 2005 Results

Gonzales, Louisiana — Crown Crafts, Inc. (the “Company”) (OTCBB: CRWS) today reported net sales for the second quarter of fiscal year 2005, which ended September 26, 2004, of $23.0 million compared to $22.0 million for the second quarter of fiscal year 2004. Net income for the quarter was $844,000, or $0.04 per diluted share, compared to net income of $924,000, or $0.04 per diluted share, for the second quarter of fiscal year 2004.

For the first six months of fiscal year 2005, the Company had net sales of $39.9 million, down from $40.5 million in the first six months of fiscal year 2004. Net income for the first six months of the current year was $741,000, or $0.03 per diluted share, compared to net income of $810,000, or $0.04 per diluted share, in the prior year.

The Company attributes the second quarter sales improvement to an increase in bedding sales resulting from shipments of modular bedding placements having been made earlier than in fiscal year 2004. This increase in bedding sales was offset in part by decreased bath shipments as a result of the loss of a bath program. In addition, the transition of the Classic Pooh license to direct-to-retail has had a deflationary effect on the Company’s sales. Although replacement programs and the direct-to-retail program have been awarded to the Company, the average selling price per unit was lower this year than in the prior year. The market has anticipated the removal of quotas from several of the Company’s bedding products, which will be effective in January 2005, resulting in lower selling prices. Gross margins have also been affected by customer demand for enhanced products.

“The retailing and sourcing environment in the United States is experiencing tremendous change. As quotas from China are being eliminated, pricing pressures are driving margins down. The Company has been preparing for this change by transferring from domestic contracting to Asian sourcing, which will be completed by December 31, 2004. In addition, direct-to-retail on certain licenses has deflated top-line gross sales and has had an eroding effect on margins,” commented E. Randall Chestnut, Chairman, President and Chief Executive Officer of the Company.

The Company will host a teleconference today at 1:00 p.m. Central Standard Time to discuss the Company’s results and answer appropriate questions from stockholders. Interested investors may join the teleconference by dialing (888) 428-4479. Please refer to confirmation number 753298. The teleconference can also be accessed in listen-only mode by visiting the Company’s website at www.crowncrafts.com. The financial information to be discussed during the teleconference may be found prior to the call on the investor relations portion of the Company’s website.

A telephone replay of the teleconference will be available from 3:45 p.m. Central Standard Time on November 10, 2004 through 11:59 p.m. Central Standard Time on November 17, 2004. To access the replay, dial (800) 475-6701 in the United States or (320) 365-3844 from international locations. The access code for the replay is 753298.

Crown Crafts, Inc. designs, markets and distributes infant and juvenile consumer products, including bedding, blankets, bibs, bath items, diaper bags and accessories and luxury hand-woven home décor. Its subsidiaries include Hamco, Inc. in Louisiana, Crown Crafts Infant Products, Inc. in California and Churchill Weavers, Inc. in Kentucky. Crown Crafts is America’s largest producer of infant bedding, bibs and bath items. The Company’s products include licensed and branded collections as well as exclusive private label programs for certain of its customers.

Statements contained in this release that are not statements of historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “intend,” “will” and similar expressions are examples of words that identify forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, general economic conditions, changing competition, the level and pricing of future orders from the Company’s customers, the Company’s dependence on third-party suppliers, including some located in foreign countries with unstable political situations and unstable foreign currency exchanges, the Company’s ability to successfully implement new information technologies and the Company’s dependence on licenses from third parties.

CONSOLIDATED STATEMENTS OF OPERATIONS
SELECTED FINANCIAL DATA
In thousands, except per share data

	Three Months Ended		Six Months Ended
	September 26,	September 28,	September 26,	September 28,
	2004	2003	2004	2003
Net sales	$23,025	$22,001	$39,933	$40,466
Gross profit	4,639	4,872	8,113	9,033
Gross margin	20.1%	22.1%	20.3%	22.3%
Income from operations	1,879	2,046	2,730	3,046
Net income	844	924	741	810
Basic income per share	0.09	0.10	0.08	0.09
Diluted income per share	0.04	0.04	0.03	0.04

Weighted Average Shares
Outstanding:
Basic	9,505	9,505	9,505	9,466
Diluted	22,260	22,872	22,250	22,562

CONSOLIDATED BALANCE SHEETS
SELECTED FINANCIAL DATA
In thousands

	September 26, 2004	March 28, 2004
Accounts receivable, net of allowances	$11,760	$17,221
Inventories, net of reserves	19,028	14,394
Total current assets	32,014	33,338
Goodwill	22,974	22,974
Total assets	56,905	58,387

Current maturities of long-term debt	3,017	3,016
Total current liabilities	11,184	11,503
Long-term debt	26,543	28,447
Total non-current liabilities	26,543	28,447

Stockholders’ equity	19,178	18,437
Total liabilities and stockholders’ equity	56,905	58,387

Contact:	Investor Relations Department
(225) 647-9146
or
Halliburton Investor Relations
(972) 458-8000